Exhibit 5.1

New York Northern California Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

December 19, 2018

Equinix, Inc.

One Lagoon Drive

Redwood City, California 94065

Ladies and Gentlemen:

Equinix, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-221380) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), having an aggregate offering price to the public of up to $750,000,000 (the “Securities”), to be sold pursuant to an Equity Distribution Agreement dated December 19, 2018 (the “Equity Distribution Agreement”) by and between the Company and the several sales agents named therein.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Securities have been issued and delivered against payment therefor in accordance with the terms of the Equity Distribution Agreement, the Securities will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that (i) upon the issuance of any of the Securities, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation, as amended and (ii) the terms of certain sales of the Securities by the Company from time to time under the Equity Distribution Agreement will be authorized and approved by the Board of Directors or a committee thereof established by the Board of Directors with the authority to issue and sell Securities pursuant to the Equity Distribution Agreement in accordance with the General Corporation Law of the State of Delaware, the Charter, the Amended and Restated Bylaws of the Company and the resolutions of the Board of Directors of the Company.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP